PRIME RETAIL, INC.

                  EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)
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                                                                            Six Months Ended June 30
                                                                     -------------------------------------------
                                                                            1999                   1998
                                                                     --------------------   --------------------

 Income (loss) before minority interests                                $ 16,975                $  (851)
 Loss on sale of real estate                                                   -                 15,461
 Interest incurred                                                        45,038                 21,621
 Amortization of capitalized interest                                        244                    208
 Amortization of debt issuance costs                                       1,390                    648
 Amortization of interest rate protection contracts                           60                    681
 Less interest earned on interest rate protection contracts                    -                    (23)
 Less capitalized interest                                                (2,219)                (2,778)
                                                                        --------               --------
      Earnings                                                            61,488                 34,967
                                                                        --------               --------

 Interest incurred                                                        45,038                 21,621
 Amortization of debt issuance costs                                       1,390                    648
 Amortization of interest rate protection contracts                           60                    681
 Preferred stock distributions and dividends                              12,938                 10,906
                                                                       ---------               --------
      Combined Fixed Charges and
          Preferred Stock Distributions and Dividends                  $  59,426               $ 33,856
                                                                       ---------               --------
    Ratio of Earnings to Combined Fixed
      Charges and Preferred Stock
      Distributions and Dividends                                           1.03  x                1.03   x
                                                                       =========                =======

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